UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2023

ACHISON INC.

(Exact name of registrant as specified in its charter)

New York	000-56157	47-2643986
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

36-36 Prince St. Suite 305

Flushing, NY 11354

(Address of principal executive offices) (Zip Code)

(929) - 527-5382

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ACHISON INC.

Form 8-K

Current Report

ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT

On April 10, 2023, Barry Wan acquired control of 29,215,000 restricted shares of common stock (the “Purchased Shares”) of Achison Inc. (the “Company”, “us”, “we” or “our”), representing approximately 97% of the Company’s total issued and outstanding common stock (the “Common Stock”) from Dazhong 368 Inc and Sophia 33 Inc, two New York corporations controlled by the Company’s then President, Chief Executive Officer and sole director, Dingshan Zhang pursuant to the terms of a Stock Purchase Agreement by and among the parties thereto (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, Barry Wan paid an aggregate purchase price of four hundred thousand dollars ($400,000.00) to Mr. Zhang in exchange for the Purchased Shares. The foregoing transaction resulted in a change of control of the Company, with Barry Wan acquiring 97% of the Company’s outstanding Common Stock. Both before and after the transactions, the Company had 29,995,000 shares of its common stock outstanding.

In connection with the transaction, on April 10, 2023, Dingshan Zhang resigned from all positions he held with the Company. On April 11, 2023, Jing Wan was appointed by our majority shareholder as our Chief Executive Officer, President and Director. The Company plans to continue its existing operations through its website at www.dazhong368.com, which, since 2014, has provided online advertising to different individuals or companies operating in real estate, accounting, legal and other professional services in the New York City area. Its revenues are generated from advertising fees.

The following table sets forth, as of April 13, 2023, the beneficial ownership of the outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and dispositive power with respect to such shares of common stock. As of the date of this Current Report, there are 30 million shares of common stock issued and outstanding.

Name and Address of Beneficial Owner Directors and Officers:	Amount and Nature of Beneficial Ownership (Common Shares)	Percentage of Beneficial Ownership
Jing Wan Chief Executive Officer, President, Director	0	0%
Barry Wan (1)	29,215,000	97.4%

All executive officers and directors as a group (1 person)	0	0%

(1)	Jing Wan and Barry Wan are not related

The foregoing description of the terms and conditions of the Stock Purchase Agreement does not purport to be a complete description thereof and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 5.01.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Dingshan Zhang resigned from all positions with the Company effective as of April 10, 2023, including those on the Board of Directors and as the Company’s President and Chief Executive Officer. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On April 11, 2023, Jing Wan, age 34, was appointed by our majority shareholder as our Chief Executive Officer, President and Director.

The biography for Jing Wan is set forth below:

From January 2020 to Present, Jing Wan has been the Manager of Your Vanity Realty, a Real Estate company with offices in New York and Shanghai. From October 2016 to December 2019, Ms. Wan was a Marketing Associate at Douglas Elliman, a Real Estate Company in New York. From March 2015 to August 2016, Ms. Wan was a Marketing Associate at Greenland US Holding, a New York-based subsidiary of Greenland Holding Group, which develops residential and commercial properties in more than 30 countries. From February 2014 to March 2015, Ms. Wan was the Marketing & PR Manager for Menusifu, a software company based in New York that offers a Cloud-based Restaurant POS system. From September 2013 to February 2014, Ms. Wan was the Senior Merchant Consultant at Universal Processing, a credit card processing company located in New York.

Jing Wan has a US Accounting Professional Certificate, a Bachelor of Arts in English Language and Literature and Bachelor of Economics from China Agricultural University (2012), a Bachelor of Science, Agribusiness and Management from Purdue University (2012) and a Master of Business Administration, Marketing/Strategy from New York University – Leonard N. Stern School of Business (2021).

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits:

Exhibit 10.1	Stock Purchase Agreement by and among Barry Wan on the one hand, and Dingshan Zhang, Dazhong 368 Inc and Sophia 33 Inc on the other, dated March 18, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACHISON INC.

Dated: April 13, 2023		/s/ Jing Wan
	By:	Jing Wan
	Its:	Chief Executive Officer